UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.        )*


                         FIRST  SECURITY  CORPORATION
                             (NAME  OF  ISSUER)
                                COMMON  STOCK

                         (TITLE OF CLASS OF SECURITIES)

                                  336294103

                               (CUSIP NUMBER)

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                                    SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         2/10/00
                              DATE

                    DENNIS  LACEFIELD
                         SIGNATURE

                         COMPLIANCE  OFFICER
     NAME/TITLE

1     NAME  OF  REPORTING  PERSON
     S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

     FIRST  SECURITY  BANK,  N.A               87-0131890

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*

     N/A


3     SEC  USE  ONLY


4     CITIZENSHIP  OR  PLACE  OR  OGRANIZATION

     UNITED  STATES  OF  AMERICA


5     SOLE  VOTING  POWER

     7432558.500


6     SHARED  VOTING  POWER

     0

7     SOLE  DISPOSITIVE  POWER

     8297940.5855

8     SHARED  DISPOSITIVE  POWER

          0

9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
15730499.0855


10     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

     8.03577

12     TYPE  OF  REPORTING  PERSON  *
               BK